Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Form S-1 Registration Statement No. 333-227909 of our report dated September 26, 2018 relating to the consolidated financial statements of IsoRay, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus with regard to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which we reviewed and did not issue a review report.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington

December 10, 2018